Exhibit 99.1

PRESS RELEASE First Half 2010 Results

• Another strong period of net additions and growing customer ARPU;

• Revenue up 11%; Free Cash Flow up 42% at 21% of revenue;

• Confident in achieving our full year outlook.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, August 2, 2010 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the six months ended June 30, 2010.

HIGHLIGHTS

•                  Strong net subscriber growth across all core residential segments in traditionally weakest quarter for growth and solid top line growth in business segment;

•                  Slowdown in rate of total cable TV net losses alongside sustained low churn levels for broadband and fixed telephony;

•                  Increased market share in both H1 2010 and Q2 2010 for all residential product lines;

•                  55% of customer base on multiple play, of which 30% on triple play as of June 30, 2010;

•                  Sustained 11% growth of ARPU per unique customer(5) to €38.0 in H1 2010 and €38.4 in Q2 2010;

•                  Strong top line growth of 11% compared to prior year period to €638.6 million, of which 9% organic;

•                  Adjusted EBITDA(1) of €329.6 million, up 8% compared to prior year (+9% organic), yielding a margin of 51.6% and of 53.2% when excluding BelCompany and C-CURE acquisitions;

•                  Accrued capex-to-sales ratio(2) of 17%, but will increase in H2 2010 due to phasing of network upgrade programs, yet within boundaries of our full year outlook;

•                  Boost in Free Cash Flow(3) of 42% compared to prior year period to €131.4 million or 21% of revenue;

•                  Net Senior Debt to EBITDA leverage ratio down to 2.6x as of June 30, 2010, or 3.0x on a pro-forma basis including today’s payment of the €2.23 per share shareholder disbursement.

As of and for the six months ended	June 2010	June 2009	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	638.6	577.4	11%
Operating Profit	170.8	155.9	10%
Net Profit	21.8	47.7	-54%

Basic Earnings Per Share	0.19	0.43	-55%
Diluted Earnings Per Share	0.19	0.43	-55%

Adjusted EBITDA (1)	329.6	305.3	8%
Adjusted EBITDA margin %	51.6%	52.9%

Accrued Capital Expenditures (2)	107.9	151.8	-29%
Accrued Capital Expenditures as % of revenue	17%	26%
Free Cash Flow (3)	131.4	92.5	42%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,303	2,374	-3%
Analog Cable TV	1,186	1,520	-22%
Digital Cable TV (Telenet Digital TV + INDI)	1,118	854	31%
Broadband internet	1,174	1,055	11%
Fixed telephony	780	694	12%
Mobile telephony	170	101	68%

Triple play customers	689	606	14%
Services per customer relationship (4)	1.85	1.74	6%
ARPU per customer relationship (€ / month) (4) (5)	38.0	34.1	11%

(1)   Under IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 10.

(2)   Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(3)   Free cash flow is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows.

(4)   Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.

(5)   Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on August 3, 2010, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Press:	Marina De Moerlooze	Evelyne Nieuwland
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	evelyne.nieuwland@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 544

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	VP Investor Relations & Corporate Development	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet — Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information — Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2009 as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the first half of 2010 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 — Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations, pending debt exchange transactions and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information — The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2009 and for the six months ended June 30, 2010 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures —Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on August 2, 2010 at 5.45pm CET

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“Following an exceptionally buoyant 2009, which was in part driven by pent-up demand for our digital television service and multiple bundles in the acquired Interkabel service footprint, we were pleased to see that the commercial traction for our market-leading products remained strong in the first six months of 2010. We achieved our strongest second quarter net additions for broadband internet ever, excluding last year’s impact of the pent-up demand in the Interkabel area. Year-to-date, we recorded a net new subscriber intake of 215,000 for our core residential products, including 94,000 in Q2 2010, traditionally the weakest quarter for growth, and were able to increase our market share in all domains we’re active. In less than five years of Telenet Digital TV, I am pleased to see that nearly half of our cable TV subscriber base is already watching digital now. At the same time, we managed to maintain our churn rates at moderate levels, which reflects our continuous focus on product excellence, customer experience and overall quality of service as well as our further progress in terms of multiple play penetration which decreases the propensity to churn.

Consumers continued to bundle all of their media and telecommunication services, for which we are well-positioned. This resulted in 55% of our customers subscribing to two or more products now compared to 48% a year earlier with the proportion of triple play subscribers having reached 30% at the end of Q2 2010. This positive evolution and the continued migration of our cable TV subscribers to digital are jointly pushing the ARPU per customer relationship by 11% to €38.4 in Q2 2010. We were pleased to see that the surging trend in the net loss of basic cable TV subscribers reverted to a net loss of only -15,000 in Q2 2010, which reflects both our efforts to underpin the value of our basic television offer as well as a somewhat more benign churn environment in the second quarter. On mobile, we added 17,000 net new postpaid customers in Q2 2010, who start to generate superior ARPU relative to our legacy mobile customers as there is an increasing appeal for the high-end rate plans. In the course of Q3 2010, we intend to start operating our Full-MVNO platform, which will be another important step in our mobile journey.

Meanwhile, the combination of our leading hybrid fiber coaxial network, the availability of a whole range of value-added services such as hosting and security beyond traditional connectivity solutions and a closer go-to-market approach has started to yield promising results in the B2B market. At the end of July 2010, we signed a multi-year contract with AXA Bank for the provision of data connectivity services for all AXA Bank branches in Belgium, underpinning Telenet Solutions’ best-in-class position.

Our top line continued to grow strongly by 11%, of which 9% was organic, to €639 million for the first half of 2010. Our Adjusted EBITDA rose 8% year-on-year to €330 million, equivalent to a 51.6% margin. As in previous quarters, BelCompany had a dilutive impact on our overall margin whilst our year-to-date margin also reflected our well balanced push into the mobile market. On an organic basis, our Adjusted EBITDA was up 9%, yielding a margin of 53.2% which was slightly better than last year’s level despite our selective investments in new growth opportunities. As previously stated, we intend to do this without changing the overall financial profile of the company and today’s numbers prove that we deliver on that promise.

Our reported net profit of €22 million suffered materially from a €60 million non-cash loss on our derivatives, without which our net profit would have amounted to €82 million. Our Free Cash Flow jumped 42% compared to prior year to €131 million, or 21% of revenue. The strong improvement in our Free Cash Flow was driven by solid growth in our EBITDA, offset by slightly higher finance expenses, and lower capex levels relative to the prior year period. The latter resulted from lower set-top box rental capex and phasing in preparation of our earlier announced Pulsar project through which we seek to reduce the number of homes passed per optical node. In line with our 2010 outlook, we expect our capex spending to ramp up in the course of H2 2010, as our network investment project “Digital Wave 2015”, supporting the evolution to the next-generation internet experience, will start to take off after the summer.

Having thus completed the first six months of the year, we are confident to deliver on our full year targets as outlined at the end of February this year. Recently, we launched a voluntary exchange process for certain of our terms loans. This leverage-neutral transaction will allow us to create additional cash flow flexibility for our business with the biggest proportion of our debt amortizations now scheduled in 2017.”

1                                         Operational highlights

1.1                               Multiple play

OVERVIEW & MULTIPLE PLAY

In the first six months of 2010, we recorded a net new subscriber intake of 215,000 for our core residential products of Telenet Digital TV, broadband internet and fixed telephony compared to 319,000 in the first half of 2009. We note that in the prior year period we still enjoyed the early benefits from the October 2008 Interkabel Acquisition, characterized by pent-up demand for our interactive digital television service and our multiple play bundles, both of which we were not able to offer in the Interkabel footprint prior to the acquisition.

Although the second quarter is traditionally the weakest quarter for growth, we achieved 94,000 net additions for our core residential products in Q2 2010. Our multiple play bundles, marketed under the “Shakes” brand, continued to perform well as consumers increasingly seek to receive all of their media and communications services from one single provider at an attractive price in the form of multiple play bundles. At the same time, we continued to exhibit moderate churn levels, reflecting on the one hand our continuous focus on customer service, convenience and experience and on the other hand our successful push towards multiple play resulting into a much lower propensity to churn.

Whereas we saw an acceleration in the pace of net organic attrition for our basic cable television service in Q4 2009 and Q1 2010 because of increased competition in the residential market induced by our competitor’s “free” TV campaign, we were pleased to see that the slope of the decline slowed down materially in Q2 2010 from around 22,000 on average in the period Q4 2009/Q1 2010 to 15,000 in Q2 2010. For the full year, however, we continue to expect a higher loss rate for our basic cable television service than in 2009. However, the associated revenue contraction will be more than offset by continued growth in both digital television and multiple play, both resulting into a much higher ARPU per customer relationship compared to basic television for which the subscription fee remains one of the lowest within Western Europe. Finally, we continued to make gradual inroads into the mobile telephony market through our new segmented tariff plans including selective handset subsidies.

At the end of June 2010, our total services offered reached 4,257,000, up 3% compared to the prior year’s level of 4,123,000 (excluding mobile telephony in both cases). The number of triple play customers continued to trade up, reaching 689,000 at the end of June 2010 compared to 606,000 at the end of June 2009 (+14% year-on-year). Consequently, 30% of our customer base subscribed to one of our triple play propositions at the end of June 2010 compared to 25% a year earlier. In line with our strategy and expectations, the number of customers only subscribing to one of our products continued to contract as we seek to convert the bulk of our customer base into multiple play. At the end of June 2010, the proportion of single customers, expressed as a percentage of our total customer base, amounted to 45% compared to 52% a year earlier. The growing uptake of our multiple play bundles can also be derived from the number of services per customer relationship. This ratio continued to increase, up 6% year-on-year to 1.85 services at the end of June 2010, compared to 1.74 a year earlier.

ARPU PER CUSTOMER RELATIONSHIP

ARPU per customer relationship, which is one of our key metrics as we seek to obtain a growing share of the customer’s spending on media and communications services, continued to demonstrate solid growth. For the six months ended June 30, 2010, ARPU per customer relationship amounted to €38.0, an increase of 11% compared to the prior year period. In Q2 2010 alone, we recorded 11% growth in our ARPU per customer relationship from €34.5 last year to €38.4. We remind that this ARPU, as defined on page 2, is net of mobile ARPU for which we have also seen a considerable improvement as the newly acquired mobile subscribers carry a much higher usage and spending profile than our legacy mobile subscribers under the zero subscription product (Walk & Talk 0).

While individual product ARPUs continue to trend down — albeit at a slower pace than prior year — because of a growing proportion of bundle and other discounts and competitive pressures, we have succeeded in growing the overall ARPU per unique customer. The ARPU uplift is a direct result of a growing proportion of newly acquired customers opting for a multiple play bundle, the continued uptiering of our existing subscriber base to multiple play and finally the continued migration from analog to digital television, with the latter resulting in an approximate doubling of the basic cable television ARPU.

1.2          Broadband internet

We added 58,000 net new broadband subscribers during the first six months of the year, including 24,000 in Q2 2010 which is typically a softer quarter in our industry. Nevertheless, excluding last year’s impact from the pent-up demand in the Interkabel area, we achieved the highest second quarter net additions for broadband internet ever. Annualized churn in Q2 2010 amounted to 6.5%, broadly stable compared to last year’s level of 6.4%, yet slightly better than the 6.9% we reported in Q1 2010. We believe that our relatively low churn rates reflect the attractiveness of our product offering, the success of our multiple play strategy and our continued focus on service delivery and customer care.

At the end of June 2010, we served 1,174,000 broadband customers, up 11% compared to the prior year period. Sales continue to be driven by our segmented multiple play bundles, our product leadership versus competing technologies and a further increase in the level of overall broadband penetration in our service area. The total number of broadband subscribers relative to the total number of homes passed, which we define as our penetration rate, amounted to 41.8% at the end of June 2010 compared to 37.9% a year earlier. Our broadband customers are amongst the most advanced in Belgium given that 76% of our total subscriber base enjoys download speeds of at least 20 Mbps.

Early July 2010, we further increased the data volume on our existing broadband products after a first upgrade in March this year and we moved to unlimited data volume based on a fair use policy for our high-end tiers. These upgrades will enable our customers to use the internet more intensively, yet without a price increase. In July, we also expanded the range of EuroDocsis 3.0-based FiberNet products with the launch of FiberNet 50 providing download speeds of 50 Mbps. Together with our FiberNet 100 product, offering download speeds of up to 100 Mbps, we are offering the most advanced broadband internet product available in our market. We are pleased with the spontaneous customer response and uptake so far, which was achieved without incremental marketing spend.

1.3          Telephony

FIXED TELEPHONY

During the first half of 2010, we achieved 39,000 net additions for our fixed telephony service, of which Q2 2010 accounted for 17,000. Compared to the prior year period, the number of fixed telephony subscribers rose 12% to 780,000 at the end of June 2010. Fixed line penetration in our service footprint, expressed as a percentage of homes passed, continued to expand from 25.0% at Q2 2009 quarter end to 27.8% at Q2 2010 quarter end. The vast majority of new customers sign up for our flat fee rate plan FreePhone Europe through one of our multiple play bundles, providing off-peak communications to other landlines in Belgium and Europe free of charge. Annualized churn remained well under control at 6.1% in Q2 2010 compared to 6.9% in Q1 2010 and only fractionally higher than the Q2 2009 level of 5.8%.

MOBILE TELEPHONY

At the end of June 2010, we served 170,000 postpaid subscribers, up 68% compared to the prior year period. During the first half of the year, we added 40,000 net new mobile customers, including 17,000 in Q2 2010. We attribute these solid results to our extended Walk & Talk tariff plans, including selective handset subsidies, and higher sales and improved activation rates through our BelCompany retail channel. In line with the trends observed since the launch of these new tariff plans at the end of October last year, these newly acquired mobile customers reveal a higher usage profile and hence generate a superior ARPU relative to the existing customers on the old tariff plans.

In the course of Q3 2010, we intend to start operating our Full-MVNO platform, which will be another important step in our mobile journey. In the second half of 2010, we also foresee a gradual clean-up of our low-end legacy subscriber base as a sliding proportion of these Walk & Talk 0 subscribers no longer meet our internal requirements of an active subscriber. Although having no revenue impact and actually significantly boosting the quality of our mobile subscriber base, the expected clean-up will impact the reported number of total mobile subscribers, hence offsetting the solid growth that we forecast in terms of net additions.

1.4          Television

1.4.1       Digital & Premium Television

At the end of June 2010, we served 1,118,000 digital television subscribers, up 31% compared to the corresponding prior year period. Out of these, 1,056,000 opted for our interactive Telenet Digital TV platform with the remaining 61,000 customers being on the legacy INDI platform which we acquired as part of the Interkabel Acquisition. We continue to forecast a further gradual contraction of the INDI customer base as these customers increasingly opt for our bundled offers and prefer access to our interactive digital television service.

In the first half of the year, we added 118,000 net new subscribers to our Telenet Digital TV service, including 53,000 in Q2 2010. Given the fact that a digital television subscriber generates an ARPU which is approximately twice the level of a basic analog television subscriber, digital television remains one of our key value drivers.

Finally, our digitalization ratio, which measures the total base of digital television customers (both Telenet Digital TV and INDI) relative to our total cable television subscriber base, continued to grow, reaching 49% at the end of June 2010 compared to 36% a year earlier. This achievement puts us handsomely on track to deliver on our long-term goal of an annual 10% migration of our total cable television subscriber base from analog to digital. Our Telenet Digital TV customer base is well advanced: 75% is now renting a set-top box with recording capabilities and 59% opted for the High Definition box. Our redesigned user interface, that we deployed on all our new and existing set-top boxes, and the programming function over the internet were both very well received as they emphasize on our innovative approach towards a forerunning customer experience.

1.4.2       Basic Cable Television

Subscribers to both our basic analog and digital television services totaled 2,303,000 at the end of June 2010 compared to 2,342,000 at the end of December 2009. This implies a net organic loss of 39,000 basic cable television subscribers in the first six months of the year. This organic loss excludes migrations to our digital television platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint and the limited expansion of the number of homes passed, we believe that the number of basic cable television subscribers will continue to show a decreasing trend.

We are pleased to see that the accelerating trend in the level of net organic attrition for our basic cable television service, which we witnessed at the end of last year and the first quarter of this year, came to a pause. Compared to the first quarter of the year when we lost 24,000 analog television customers, the pace of net organic attrition slowed down to 15,000 in Q2 2010, which reflects both our efforts to underpin the value of our basic television offer as well as a somewhat more benign churn environment in the second quarter. Nonetheless, we still expect for the remainder of the year that that the overall loss rate will be higher than the run rate of the second quarter of 2010 on the back of sustained competition in the residential television market. We remain confident on our ability to absorb this anticipated revenue loss by continued upselling to multiple play and digital television as both generate a much higher ARPU compared to the low-ARPU generated by an average analog television subscriber.

2                                         Financial highlights

2.1                               Revenue

In the first six months of 2010, we generated revenue of €638.6 million, representing a strong 11% increase compared to the prior year period which produced revenue of €577.4 million. Apart from BelCompany, which we have consolidated since June 30, 2009, and the recent acquisition of Mechelen-based internet security specialist C-CURE, which we acquired on May 31, 2010, our revenue growth was fully organic and predominantly driven by sustained growth in our subscriber base for our core residential products of digital TV, broadband internet and fixed telephony, a growing contribution from our mobile activities and overall a higher ARPU per customer relationship resulting from customers increasingly subscribing to two or more products and a higher penetration of digital TV across our customer base. Organic revenue growth over the first half year amounted to a healthy 9%.

In the second quarter of 2010, we achieved revenue of €321.7 million compared to €291.1 million in the prior year period (+11% year-on-year). On an organic basis, our revenue growth rate in the second quarter was 8%.

BASIC CABLE TELEVISION

Basic cable television revenue, which comprises the basic subscription fee paid by our analog and digital (both Telenet Digital TV and INDI) subscribers, remains an important contributor to our overall revenue. Basic cable television revenue for the first six months of 2010 represented €162.7 million, up 2% compared to the prior year period as a higher net loss of analog cable subscribers relative to the corresponding prior year period was offset by an increase of approximately 6% in the basic cable subscription fee as of February 2009 which had a deferred benefit until the end of February 2010. In the second quarter, our basic cable television revenue was €81.1 million, broadly flat compared to €80.0 million in the prior year period.

PREMIUM CABLE TELEVISION

Our premium cable television revenue regroups the revenue generated by our digital television subscribers on top of the basic cable television revenue as described above. In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes, which provide a positive boost to our recurring monthly set-top box rental fees. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services on the platform.

Digital television customers typically generate an ARPU which is approximately twice as high as the basic cable television ARPU, through the use of on-demand content, the uptake of our thematic and premium channel packages, payTV as well as recurring rental fees. Our premium cable television revenue for the first six months of 2010 totaled €71.8 million, marking a solid 35% increase compared to the prior year period’s level of €53.1 million. The second quarter of 2010 accounted for premium cable television revenue of €36.8 million, up 34% compared to the prior year period.

DISTRIBUTORS/OTHER

Distributors/Other revenue includes revenue related to the sale of set-top boxes, revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites. Furthermore, this revenue line also includes the contribution from the acquired multi-channel mobile telephony distribution channel, BelCompany.

Distributors/Other revenue for the first half of 2010 represented €28.4 million (Q2 2010: €13.3 million), up 43% compared to the prior year period. The bulk of this revenue increase was directly related to the acquisition of BelCompany as of June 30, 2009. In the first half of 2010, BelCompany generated revenue of €10.8 million, of which the second quarter accounted for €5.3 million. In line with our strategy and the results for the first quarter of 2010, BelCompany generated a substantial proportion of our mobile sales thus leading to lower sales commissions from third-party network operators.

In H1 2010, the revenue generated by the sale of set-top boxes and other customer premise equipment yielded revenue of €2.4 million (Q2 2010: €1.1 million) compared to €3.4 million a year earlier. This decrease is predominantly attributable to the marked shift to set-top box rentals, which generates recurring revenue in the form of a monthly rental fee, as opposed to the one-time low-margin revenue from set-top box sales.

RESIDENTIAL BROADBAND INTERNET

In addition to digital television, broadband internet remains an important growth driver for our future business. In the first half of 2010, we demonstrated 8% revenue growth for our broadband products to €213.1 million compared to €197.5 million for the prior year period. Our broadband internet revenue in the second quarter of 2010 amounted to €107.1 million, up 8% compared to the prior year period, which is equivalent to the growth rate we reported for the first quarter of 2010.

Robust subscriber growth and fewer downward migrations were slightly offset by a higher concentration of sales in bundles, which has an adverse impact on the individual product ARPU as we allocate the bundle discount proportionally over the different products. In July this year, we introduced the concept of unlimited data volume based on a fair use policy for our high-end broadband customers after having already increased the data volumes and specifications of our broadband products in March. In the first half of 2010, we also made our FiberNet 50 and 100 product suite based on the EuroDocsis 3.0 technology gradually available to our customers. Enabling unprecedented speeds of up to 100 MBps across our entire footprint, we believe FiberNet will further drive broadband revenue growth alongside further growth in the overall level of broadband penetration.

RESIDENTIAL TELEPHONY

Residential telephony, which includes both our fixed and mobile telephony businesses, reported revenue of €123.2 million for the first half of 2010, representing a solid 13% increase compared to the €109.1 million we reported in the prior year period. As for the second quarter of 2010, our residential telephony revenue amounted to €62.7 million, up 12% compared to the prior year period, in which we generated revenue of €55.8 million. The vast majority of this revenue growth was driven by our mobile telephony business following sustained growth in the number of net new subscribers and further improvement in our mobile ARPU as the newly acquired customers on our segmented tariff plans generate a superior ARPU relative to the legacy base. In addition, our fixed telephony business is no longer suffering from the adverse impact of the 55% regulatory decline in fixed termination rates, which had a negative impact of €4.5 million on our H1 2009 revenue. This was somewhat offset by a further decline in the individual fixed telephony ARPU given the higher proportion of customers on flat fee rate plans and a sustained high concentration of bundle sales.

BUSINESS SERVICES

First half year revenue for our business services division, Telenet Solutions, grew by just over €1 million compared to the prior year period to €39.4 million. Relative to Q1 2010, when our B2B revenue showed a 5% year-on-year decline because of much lower nonrecurring install revenue compared to Q1 2009, our business service revenue showed double-digit growth in Q2 2010 compared to the prior year period (+11% year-on-year).

In addition to solid results for our core data and fiber products, results in Q2 2010 were influenced by somewhat higher nonrecurring install revenue (+€0.4m difference compared to the prior year period) and the one-month consolidation of C-CURE which we acquired on May 31, 2010. Excluding both effects, our business services revenue would still have grown 4% on a like-for-like basis.

We believe the gradual roll-out and availability of EuroDocsis 3.0 with integrated services and features across our entire footprint will herald future growth for both select, smaller sized B2B segments and larger B2B accounts given the superior speeds and specifications and an improved quality of service over competing technologies. At the end of July 2010, we signed an agreement with AXA Bank for the provision of data connectivity services to all branches of AXA Bank in Belgium. This multi-year contract was awarded after a thorough market review, which revealed Telenet Solutions’ best-in-class position. Finally, we are making good progress on the next integration phase of the acquired hosting services company, Hostbasket. In combination with C-CURE, our business segment will be able to offer now a single user experience not only for connectivity solutions but also for a whole range of additional value-added services.

2.2          Expenses

Our total operating expenses totaled €467.8 million for the first six months of 2010, up 11% compared to the prior year period, which is at par relative to our top line growth rate. The bulk of our expense growth in the period continued to be driven by the underlying growth in our subscriber base and a further increase in the total number of services, whereas the acquisitions of BelCompany and C-CURE also impacted our expense growth.

Compared to organic top line growth of 9% in the first half of 2010, our operating expenses grew at a slower pace (+7% year-on-year) reflecting the operational efficiency improvements which we continued to pursue in our sales, care and repair divisions, while overall keeping a tight control on overhead expenses.

For the second quarter of 2010, we reported total operating expenses of €235.1 million, up 13% compared to the prior year period. Excluding the acquisitions of BelCompany and C-CURE, our expense growth amounted to 9% year-on-year, which is equivalent to our organic top line growth rate in the second quarter of 2010.

•                  Employee benefits represented €66.2 million for the first six months of 2010 (Q2 2010: €33.3 million), up 17% compared to the prior year period, reflecting the acquisitions of both BelCompany and C-CURE and a further insourcing of call centers, offset through lower network operating and service costs, as we believe the superior efficiency and effectiveness of insourced call centers will continue to contribute to improved results for both sales and care. It should be noted that the prior year period included a higher nonrecurring positive impact for compensation benefits resulting from a reduction of certain accruals.

•                  Depreciation and amortization increased 6% year-on-year from €147.7 million in H1 2009 to €156.0 million (Q2 2010: 78.7 million). This increase can be attributed to the depreciation of the capital lease assets and amortization of the intangible assets acquired in the Interkabel Acquisition, and a larger share of capital expenditures being represented by rental set-top boxes, which are depreciated in a shorter timeframe than our network assets.

•                  Network operating and service costs reached €185.5 million for the first half year of 2010 (Q2 2010: €92.8 million) compared to €162.7 million for the prior year period. The 14% year-on-year increase reflects the BelCompany acquisition, as well as the purchase costs of our mobile handsets which we only started offering as of Q4 2009. Furthermore, we saw an increase in direct expenses such as call centre costs, content costs and interconnect termination fees, which are all directly correlated to the continued strong growth in our subscriber base.

•                  Advertising, sales and marketing expenses were up 9% in H1 2010 compared to the prior year period from €29.6 million to €32.1 million. A decline in sales commissions following a lower level of net new subscriber additions compared to an exceptionally strong H1 last year was offset by the inclusion of BelCompany and the overall impact of our new mobile-focused marketing campaigns. In Q2 2010, advertising, sales and marketing expenses increased by 17% relative to overall low spending in Q2 2009 due to a time shift in our campaigns compared to last year. Furthermore, it should be noted that in the prior year period we were still benefiting from pent-up demand for our products resulting from the Interkabel Acquisition, as a result of which we spent relatively less on new subscriber acquisitions.

•                  Other costs, including operating charges (credits) related to acquisitions or divestitures, showed a 7% year-on-year increase to €25.2 million in H1 2010 (Q2 2010: €12.4 million) compared to €23.6 million for the prior year period. This particular cost line predominantly reflects business-supporting corporate advisory and legal fees.

As a percentage of revenue, our total operating expenses (including depreciation and amortization) remained stable in H1 2010 compared to the prior year at 73%, despite the acquisition of BelCompany and the introduction of subsidized mobile handsets. Within the expense mix, selling, general & administrative expenses showed a mild improvement as a percentage of revenue, whilst costs of services provided posted a slight increase because of the introduction of subsidized handsets. In Q2 2010, the proportion of total operating expenses (including depreciation and amortization) relative to our revenue expanded slightly from 72% in Q2 2009 to 73% in Q2 2010, driven by higher costs of services provided.

2.3          Adjusted EBITDA and operating profit

For the first half of 2010, we achieved Adjusted EBITDA of €329.6 million, up 8% compared to the prior year period when we reported €305.3 million of Adjusted EBITDA. In line with our expectations, the underlying Adjusted EBITDA margin showed a mild contraction from 52.9% in H1 2009 to 51.6%, with BelCompany having a dilutive impact on our margin. Also, the acquisition of C-CURE as of May 31, 2010, had a dilutive impact on our overall margin as in line with industry trends margins for this type of businesses are typically lower relative to the traditional cable margins. Finally, our year-to-date margin also reflects our controlled and balanced push into the mobile market through selective handset subsidies as of October last year. Despite our investments in these new growth opportunities, we were able to continue to improve the economics of our existing business resulting in a steady Adjusted EBITDA margin.

On an organic basis, our Adjusted EBITDA grew 9%, implying an Adjusted EBITDA margin of 53.2% during the first half of 2010. The strong growth in our Adjusted EBITDA is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple play and overall disciplined cost control. These ongoing efficiency gains more than compensated for our elevated inroads into mobile.

In Q2 2010, we generated Adjusted EBITDA of €166.5 million, 7% year-on-year growth and a margin of 51.8%, which represents a slight sequential margin improvement from Q1 2010. On an organic basis, our Adjusted EBITDA was up 8%, yielding a modest margin contraction compared to the prior year period from 53.6% in Q2 2009 to 53.3% in Q2 2010.

Exhibit 1: Reconciliation between profit attributable to equity holders and Adjusted EBITDA (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Total comprehensive income for the period, attributable to owners of the Company	8.5	39.1	-78%	21.8	47.7	-54%

Income tax expense	13.7	10.5	31%	18.9	27.3	-31%
Share of the loss of equity accounted investees	0.0	0.1	-68%	0.2	0.3	-25%
Net Finance expense	64.2	32.9	95%	130.0	80.6	61%
Depreciation, amortization and impairment	78.8	72.1	9%	156.0	147.7	6%

EBITDA	165.3	154.8	7%	326.8	303.6	8%

Share based compensation	1.0	0.8	31%	2.8	1.2	140%
Operating charges (credits) related to acquisitions or divestitures	0.2	0.4	-61%	—	0.6	n/a

Adjusted EBITDA	166.5	155.9	7%	329.6	305.3	8%

The combination of solid Adjusted EBITDA growth, offset by higher charges related to share-based compensation and depreciation and amortization, led to an operating profit of €170.8 million in H1 2010 (Q2 2010: €86.5 million), compared to €155.9 million in the prior year, an increase of 10%.

2.4          Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €130.0 million for the first half of 2010 compared to €80.6 million for the prior year period. While interest expenses on our Senior Credit Facility remained fairly stable compared to the first six months of 2009, this increase primarily reflects a higher negative impact of changes in the fair value of our interest rate hedges and the upfront premiums related to the restructuring of some of our derivative instruments in Q1 2010 through which we improved the hedged interest levels and extended our hedges through the maturity of our Senior Credit Facility. For Q2 2010, net finance expenses amounted to €64.2 million, up from €32.9 million in Q2 2009, incorporating a net loss of €28.1 million on our derivative financial instruments in Q2 2010 versus a gain of €0.1 million in the prior year.

Interest income and foreign exchange gain

Interest income for the first half of 2010 was €0.5 million, broadly flat compared to last year’s period. Despite our average cash balance being higher in the first half of 2010 compared to prior year period, lower interest rates on our cash investments and deposits resulted in stable interest income. During the second quarter, our interest income was €0.2 million.

Interest expenses and foreign exchange loss

Our net interest expense for the first half of 2010 totaled €70.4 million, which compares to €67.1 million for the prior year period and in which the second quarter represented €36.3 million and €33.3 million respectively. Behind this broadly flat evolution, we incurred a further decrease in the EURIBOR interest rate, which sets the basis for our total interest expenses carried on our Senior Credit Facility, offset by a higher margin as a result of the maturity extension process executed in August 2009.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. Throughout the first quarter of 2010, we have further optimized our portfolio of interest rate hedges seeking to lower the average interest rates combined with full coverage of the extended maturities of our Senior Credit Facility. Our derivative instruments comprise a combination of interest rate swaps, caps and collars. As a result of our hedging optimization program from the second half of 2009 through the first quarter of 2010, we managed to decrease (i) the average pay interest rate under our swaps to 3.9% from 4.5%, (ii) the average cap interest rate under our caps to 3.8% from 4.7%, (iii) our average floor interest rate under our collars to 1.1% from 2.5% and (iv) our average cap interest rate under our collars to 4.1% from 4.8%.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first half of 2010, the change in fair value of our interest rate derivatives yielded a loss of €60.1 million versus a loss of €14.1 million in the prior year period. In Q2 2010, these changes in fair value represented a loss of €28.1 million versus a gain of €0.1 million in Q2 2009. As of the moment EURIBOR rates will start to rise, we expect the mark-to-market valuation of these instruments to have a positive impact on our net result.

INCOME TAXES

For the first half of 2010, we recorded an income tax expense of €18.9 million, compared to €27.3 million for the prior year period. This decrease is the combined effect of a lower pre-tax profit for the first half year 2010 compared to the prior year period, which sets the base for our income taxes, and the fact that  Telenet NV recognized certain deferred tax assets in the first half of 2010, reflecting the merger between Telenet BidCo NV and Telenet NV on June 30, 2010, with retroactive effect as from January 1, 2010.We refer to the investor relations section of our corporate website for an updated overview of our simplified group structure.

Since Belgium does not apply tax consolidation rules, future tax expenses or benefits within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV.

NET INCOME

We recorded a net profit of €21.8 million for the first half of 2010, including a loss on our interest rate derivatives of €60.1 million, without which we would have recorded a net profit of €81.9 million. In the prior year period, we reported a net profit of €47.7 million, including a €14.1 million loss on our interest rate derivatives, without which we would have recorded a net profit of €61.8 million. Excluding these losses on our interest rate hedges in both years, we experienced an increase in net income, due primarily to our underlying operating improvements. For the second quarter of 2010, our net profit amounted to €8.5 million or €36.6 million when excluding the loss on our derivatives, compared to a net profit of €39.1 million in the prior year period or €39.0 when excluding the gain on our interest rate derivatives.

2.5                               Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities increased by 2% to €244.7 million for the first half year of 2010 compared to €240.9 million in the prior year period. The 2010 amount included €9.2 million of nonrecurring upfront premiums for the optimization of our hedges in Q1 2010, partially offsetting the solid underlying growth in our Adjusted EBITDA. Isolating Q2 2010, we had net cash provided by operating activities of €123.4 million, up 17% from last year’s second quarter.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €115.6 million for the first half of 2010, including €2.3 million cash paid for the May 31, 2010 acquisition of C-CURE, a local internet security specialist. In the prior year, net cash used in investing activities was 22% higher as the first half of 2009 was exceptionally boosted by the pent-up demand for rental set-top boxes following the Interkabel Acquisition, which were recorded in capital expenditures. For Q2 2010, net cash used in investing activities was down to €57.2 million from €72.4 million in Q2 2009. Please refer to Section 2.6 — Capital Expenditures for detailed information.

FREE CASH FLOW

In the first half of 2010, we continued to grow our Free Cash Flow by 42% to €131.4 million from €92.5 million in the prior year period, representing 21% of revenue. This reflects an improvement of 5 percentage points compared to the first half of 2009, despite the nonrecurring upfront hedging premiums of €9.2 million in Q1 2010. If the latter were excluded, our Free Cash Flow would have increased 52% from the prior year amount to €140.6 million, equivalent to 22% of our revenue. During the second quarter of 2010 alone, we doubled Free Cash Flow to €68.4 million from €33.3 million in the prior year period as a result of a strong improvement in our Adjusted EBITDA and lower cash capital expenditures.

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

Net cash provided by financing activities amounted to €123.8 million for the first half of 2010, compared to net cash used in financing activities of €3.5 million for the prior year period. The high cash inflow in 2010 reflects the drawdown on June 28, 2010, of the Term Loan Facilities B2A and E2 under our Senior Credit Facility for an aggregate of €135.0 million since the availability of these commitments was expiring by the end of Q2 2010. The proceeds from this drawdown are currently being held as cash equivalents and will be utilized for the payment of the announced capital reduction of approximately €250 million on August 2, 2010. Net cash provided by financing activities during the first half of 2010 also reflected various lease repayments and the €12.3 million scheduled repayment of the Telenet Partner Network capital lease associated with the Interkabel Acquisition. For Q2 2010, net cash provided by financing activities amounted to €132.6 million, reflecting the drawdown.

As of June 30, 2010, we held €398.7 million of cash and cash equivalents, compared to €145.7 million as of December 31, 2009, including €135.0 million of proceeds from our Senior Credit Facility. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of June 30, 2010, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a net senior debt leverage ratio of 2.6x EBITDA(1), down from 3.1x EBITDA at December 31, 2009, and significantly below the covenant of 6.0x and the availability test of 5.0x. Including our capital leases and other debt, our net total debt leverage ratio is equivalent to 3.2x EBITDA. Taking into account the shareholder disbursement of €250.0 million on August 2, 2010, our pro-forma net senior debt leverage ratio would have been 3.0x EBITDA and our pro-forma net total debt leverage ratio 3.6x EBITDA.

(1) Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA.

Under the Senior Credit Facility, we have access to the additional committed Revolving Facility of €175.0 million, subject to compliance with the above covenants, with availability up to and including June 30, 2014. We currently do not face any major debt amortizations before the end of 2014. On July 19, 2010, we launched a voluntary exchange process for certain term loans under our senior credit facility to a new term loan with longer maturities. Please refer to section 3.3 Subsequent events for more information.

2.6          Capital expenditures

Accrued capital expenditures were €107.9 million for the first half of 2010, representing 17% of revenue, and were significantly down versus €151.8 million recorded in the first half of 2009. This decline is predominantly attributable to our set-top box expenditures which came down to €18.4 million in H1 2010 from €61.1 million in H1 2009 as the prior year period included strong pent-up demand for Telenet Digital TV following the Interkabel Acquisition and a reduction of our inventory levels for set-top boxes. In addition to the rental set-top boxes, 22% of our total accrued capital expenditures during the first half of 2010 were related to customer installations and in-home equipment and 29% to network growth and expansions, including various investments in our network upgrade projects and other investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 68% of our accrued capital expenditures during the first half year were scalable and growth or subscriber related. The remainder represents refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems. This accrued capital expenditures profile was identical for Q2 2010, in which we incurred expenditures of €54.6 million, versus €77.6 million a year ago.

During the first half of 2010, we have defined the blueprint of our network upgrade project “Digital Wave 2015”, under which we will split our optical nodes amongst other significant core network infrastructure and technology improvements. As of the second half, we will start with the actual implementation of additional optical nodes which will increase the level of accrued capital expenditures compared to the first half of 2010. In addition, we foresee additional network investments associated with the uptake of our new FiberNet broadband products, however all of these within our full year outlook as disclosed on February 2010.

3                                         Outlook and other information

3.1                               Outlook for the year 2010

Having thus completed the first six months of 2010, we are confident about our ability to deliver on our financial targets as outlined at the end of February 2010 and as shown in Exhibit 2 below. It should be noted that our financial performance over the first half year cannot be extrapolated for the remainder of the year because of seasonal patterns in our business and the effect from our recent acquisitions. As of Q3 2010, our reported growth rates will converge towards our organic growth rhythm as we will have fully consolidated BelCompany for a full year, and the recent acquisition of C-CURE is not expected to have a material impact on our overall group results given its limited size and scope but nevertheless, will enhance our future product portfolio in our business segment.

We believe that our recent product innovations, our new positioning in mobile and our continued focus on customer satisfaction and loyalty will continue to drive strong growth in our digital TV service, broadband internet, mobile telephony and multiple play propositions. Hence, we remain confident of our ability to achieve revenue growth of around 8% for the full year, while keeping our Adjusted EBITDA margin close to the 50% level.

As far as accrued capital expenditures are concerned, we forecast a pick-up throughout the rest of the year compared to lower investment levels in H1 2010 as we accelerate the roll-out of our node splitting project Pulsar and as we foresee additional network investments in line with our growing FiberNet customer base. Including noncash capital lease additions and rental set-top boxes, our total accrued capital expenditures are expected to reach around 23% of our revenue for the full year.

The combination of the aforementioned building blocks is forecast to result into a Free Cash Flow in excess of €200 million for the full year, including the negative nonrecurring cash impact of our hedging optimization program in Q1 2010 and assuming no material changes in the evolution of the EURIBOR interest rates.

Exhibit 2: Outlook FY 2010

Outlook FY 2010
Revenue growth	Around 8%
Adjusted EBITDA margin	Close to 50%
Capital expenditures(1)	Around 23% of revenue
Free Cash Flow	In excess of €200 million

(1) Accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes.

3.2                               Subsequent events

•                 Telenet launched exchange offer for certain term loans

On July 19, 2010, Telenet NV launched a voluntary exchange process for certain term loans under its €2,300 million Senior Credit Facility. Existing lenders in term loans A, B, D and E will have the opportunity to exchange their existing participations and commitments with participations and commitments in a new tranche with an extended maturity on June 2017 at improved economics. With this exchange process, the Company aimed to extend the average maturity of its term debt. This leverage-neutral transaction will further improve stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business with the biggest proportion of our debt amortizations now scheduled in 2017.

3.3          Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren — Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six month period ended June 30, 2010.

4              Telenet Group Holding NV — consolidated operating statistics

As of and for the three months ended	June 2010	June 2009	Change %

Total Services (in thousands)

Homes passed - Combined Network	2,806	2,781	1%

Television
Analog Cable TV
Analog Cable TV	1,186	1,509	-21%
PayTV on Telenet Partner Network	—	11	n/a
Total Analog Cable TV	1,186	1,520	-22%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	1,056	792	33%
Digital Cable TV (INDI)	61	62	-2%
Total Digital Cable TV	1,118	854	31%

Total Cable TV	2,303	2,374	-3%

Internet
Residential Broadband Internet	1,139	1,023	11%
Business Broadband Internet	35	32	9%
Total Broadband Internet	1,174	1,055	11%

Telephony
Residential Telephony	767	683	12%
Business Telephony	12	11	9%
Total Telephony	780	694	12%

Mobile telephony (active customers)	170	101	68%

Total Services (excl. Mobile)	4,257	4,123	3%

Churn

Basic cable television	8.5%	7.7%
Broadband internet	6.5%	6.4%
Telephony	6.1%	5.8%

Customer relationship information - Combined Network

Triple play customers (in thousands)	689	606	14%
Total customer relationships (in thousands)	2,303	2,374	-3%
Services per customer relationship	1.85	1.74	6%
ARPU per customer relationship (in € / month)	38.4	34.5	11%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed
consolidated interim financial statements

5.1                               EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30
(€ in millions, except shares and per share amounts)	2010	2009	Change %	2010	2009	Change %

Revenue

Basic cable television	81.1	80.0	1%	162.7	159.5	2%
Premium cable television	36.8	27.6	34%	71.8	53.1	35%
Distributors / other	13.3	9.8	36%	28.4	19.9	43%
Residential broadband internet	107.1	99.4	8%	213.1	197.5	8%
Residential telephony	62.7	55.8	12%	123.2	109.1	13%
Business services	20.6	18.5	11%	39.4	38.3	3%

Total Revenue	321.7	291.1	11%	638.6	577.4	11%

Expenses

Cost of services provided	(182.8)	(162.8)	12%	(363.1)	(326.2)	11%

Gross Profit	138.9	128.2	8%	275.5	251.2	10%
Selling, general & administrative expenses	(52.3)	(45.6)	15%	(104.6)	(95.3)	10%

Operating profit	86.5	82.7	5%	170.8	155.9	10%

Finance income	0.2	0.5	-58%	0.5	0.6	-25%
Net interest income and foreign exchange gain	0.2	0.3	-40%	0.5	0.6	-25%
Net gain on derivative financial instruments	—	0.1	n/a	—	—	n/a
Finance expenses	(64.4)	(33.3)	93%	(130.5)	(81.3)	61%
Net interest expense and foreign exchange loss	(36.3)	(33.3)	9%	(70.4)	(67.1)	5%
Net loss on derivative financial instruments	(28.1)	—	n/a	(60.1)	(14.1)	325%
Net Finance expense	(64.2)	(32.9)	95%	(130.0)	(80.6)	61%
Share of the loss of equity accounted investees	(0.0)	(0.1)	-68%	(0.2)	(0.3)	-25%

Profit before income tax	22.2	49.6	-55%	40.6	75.0	-46%
Income tax expense	(13.7)	(10.5)	31%	(18.9)	(27.3)	-31%

Profit for the period	8.5	39.1	-78%	21.8	47.7	-54%

Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a

Total comprehensive income for the period, attributable to owners of the Company	8.5	39.1	-78%	21.8	47.7	-54%

Weighted average shares outstanding	112,056,688	111,304,966		111,996,166	110,941,925
Basic earnings per share	0.08	0.35		0.19	0.43
Diluted earnings per share	0.08	0.35		0.19	0.43

Expenses by Nature

Employee benefits	33.3	28.5	17%	66.2	56.8	17%
Share based compensation	1.0	0.8	31%	2.8	1.2	140%
Depreciation	61.4	58.4	5%	122.4	117.6	4%
Amortization	15.3	11.6	32%	29.6	25.6	16%
Amortization of broadcasting rights	2.0	2.0	-2%	4.0	4.5	-12%
Network operating and service costs	92.8	81.7	14%	185.5	162.7	14%
Advertising, sales and marketing	16.8	14.3	17%	32.1	29.6	9%
Other costs	12.3	10.6	16%	25.2	23.0	9%
Operating charges (credits) related to acquisitions or divestitures	0.2	0.4	-61%	—	0.6	n/a

Total Expenses	235.1	208.4	13%	467.8	421.5	11%

5.2          EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended			For the six months ended
	June 30,			June 30
(€ in millions)	2010	2009	Change %	2010	2009	Change %

Cash flows provided by operating activities
Profit for the period	8.5	39.1	-78%	21.8	47.7	-54%
Depreciation, amortization and impairment	78.8	72.1	9%	156.0	147.7	6%
Working capital changes and other non cash items	(13.0)	(17.9)	-27%	(10.7)	(9.7)	10%
Income tax expense	13.7	10.5	30%	19.2	27.3	-30%
Net interest expense and foreign exchange loss	36.1	33.0	9%	69.9	66.5	5%
Net loss on derivative financial instruments	28.1	(0.1)	n/a	60.1	14.1	325%
Cash interest expenses and cash derivatives	(28.8)	(31.3)	-8%	(71.5)	(52.7)	36%

Net cash provided by operating activities	123.4	105.5	17%	244.7	240.9	2%

Cash flows provided by investing activities
Purchases of property and equipment	(44.5)	(62.7)	-29%	(89.8)	(130.1)	-31%
Purchases of intangibles	(10.5)	(9.5)	10%	(23.6)	(18.2)	29%
Acquisitions of subsidiaries and affiliates, net of cash acquired	(2.3)	(0.2)	n/a	(2.3)	(0.5)	344%
Proceeds from sale of property and equipment and other intangibles	0.1	(0.0)	n/a	0.1	0.1	6%

Net cash used in investing activities	(57.2)	(72.4)	-21%	(115.6)	(148.8)	-22%

Cash flows provided by financing activities
Net debt redemptions	135.0	70.0	93%	135.0	5.0	n/a
Other (incl. finance lease and capital decreases)	(2.4)	1.1	n/a	(11.2)	(8.5)	31%

Net cash provided by (used in) financing activities	132.6	71.1	87%	123.8	(3.5)	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	199.9	50.0	300%	145.7	65.6	122%
Cash at end of period	398.7	154.2	159%	398.7	154.2	159%

Net cash generated	198.8	104.1	91%	253.0	88.5	186%

Free Cash Flow
Net cash provided by operating activities	123.4	105.5	17%	244.7	240.9	2%
Purchases of property and equipment	(44.5)	(62.7)	-29%	(89.8)	(130.1)	-31%
Purchases of intangibles	(10.5)	(9.5)	10%	(23.6)	(18.2)	29%
Free Cash Flow	68.4	33.3	105%	131.4	92.5	42%

5.3                               EU GAAP Condensed consolidated interim statement of financial position
(unaudited)

	June 30,	Dec 31,
(€ in millions)	2010	2009	Change

ASSETS
Non-current Assets:
Property and equipment	1,284.4	1,315.0	(30.6)
Goodwill	1,242.5	1,240.4	2.1
Other intangible assets	291.4	308.6	(17.2)
Deferred tax assets	56.1	116.4	(60.3)
Derivative financial instruments	1.5	9.1	(7.6)
Investments in equity accounted investees	0.3	0.3	(0.0)
Other assets	5.0	5.6	(0.6)
Total non-current assets	2,881.2	2,995.3	(114.1)

Current Assets:
Inventories	10.9	11.3	(0.4)
Trade receivables	78.8	73.3	5.5
Derivative financial instruments	0.3	0.3	0.0
Other current assets	60.4	47.3	13.1
Cash and cash equivalents	398.7	145.7	253.0
Total current assets	549.1	277.9	271.2

TOTAL ASSETS	3,430.3	3,273.2	157.1

EQUITY AND LIABILITIES
Equity:
Share capital	794.9	1,041.8	(246.9)
Share premium and other reserves	906.0	902.6	3.4
Retained loss	(1,562.6)	(1,584.4)	21.8
Total equity	138.3	360.1	(221.8)

Non-current Liabilities:
Loans and borrowings	2,427.8	2,291.5	136.3
Derivative financial instruments	59.6	18.6	41.0
Deferred revenue	7.5	8.6	(1.1)
Deferred tax liabilities	0.3	45.7	(45.4)
Other liabilities	41.5	39.9	1.6
Total non-current liabilities	2,536.7	2,404.3	132.4

Current Liabilities:
Loans and borrowings	35.4	32.4	3.0
Trade payables	91.5	82.2	9.3
Accrued expenses and other current liabilities	503.3	272.5	230.8
Deferred revenue	106.0	105.1	0.9
Derivative financial instruments	18.8	16.6	2.2
Current tax liability	0.2	0.1	0.1
Total current liabilities	755.3	508.9	246.4

Total liabilities	3,292.0	2,913.2	378.8

TOTAL EQUITY AND LIABILITIES	3,430.3	3,273.2	157.1